Exhibit 99.1

        The Allied Defense Group Announces Third Quarter and Nine Months
                               Financial Results

            Company Records Sixteenth Consecutive Profitable Quarter

    VIENNA, Va., Nov. 5 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc., formerly Allied Research Corporation (Amex: ADG), announces third quarter and nine months financial results for the period ending September 30, 2003.
    Third Quarter Results -- For the three months ended September 30, 2003, Allied earned $0.9 million, or $0.16 a share fully diluted, on revenues of $34.9 million, compared to earnings of $0.7 million, or $0.12 a share fully diluted, on revenues of $30.8 million, for the same period in 2002. This marks the Company's sixteenth consecutive profitable quarter.
    Nine Months Results -- For the nine months ended September 30, 2003, Allied earned $7.1 million, or $1.23 a share fully diluted, on revenues of $120.3 million. This compares to earnings of $4.0 million, or $0.73 a share fully diluted, on revenues of $75.1 million for the same period in 2002.
    Revenue -- Revenue for the nine months ended September 30, 2003, rose 60% due to exceptional performance by Allied's Belgium-based subsidiaries, MECAR and The VSK Group, and the impact of positive currency fluctuations during the period. MECAR's revenue grew 78% over the prior period primarily due to expansion in its customer base. Sales at The VSK Group increased as a direct result of its market expansion outside of Belgium.
    As in the first and second quarters of 2003, NS Microwave experienced a lull in sales as a consequence of funding delays experienced by its primary customers within the Department of Homeland Security. Orders emerged towards the end of the third quarter and revenue is expected to rebound in the fourth quarter.
    Earnings Per Share -- Diluted earnings per share for the nine months ended September 30, 2003 rose 68% over the same period in 2002, as a result of increased earnings derived from the growth in sales.
    Backlog -- Backlog as of September 30, 2003, was approximately $108.3 million, compared to $156.8 million as of December 31, 2002. The backlog reduction is directly attributable to work on the approximately $130 million FMS contract awarded in early 2002, which had previously boosted the Company's backlog to record levels. The current backlog is higher than historic trends and reflects a healthy level for 2004.
    SG&A/R&D -- SG&A expenses for the nine months ended September 30, 2003, were $7.6 million higher compared to the corresponding period a year ago due primarily to two factors: first, expenses for the first nine months of 2003 includes a full nine months of SeaSpace activity, versus two months of activity for the same period in 2002; second, NS Microwave had higher administrative costs in 2003.


                        The Allied Defense Group, Inc.
         (All amounts in thousands of U.S. Dollars except share data)

      Income Statement          Three Months Ended         Nine Months Ended
                                  September 30,              September 30,
                                2003          2002         2003        2002
    Revenue                    $34,871      $30,806     $120,251      $75,130
    Cost of Sales              (26,972)     (23,107)     (86,578)     (53,823)
            Gross Margin        $7,899       $7,699      $33,673      $21,307
                             22.7%        25.0%        28.0%        28.4%
    SG&A/R&D                    $6,804       $5,313      $20,855      $13,221
        Operating Income        $1,095       $2,386      $12,818       $8,086
                              3.1%         7.7%        10.7%        10.8%
    Other Income/(Expense)       $(470)       $(842)     $(1,521)       $(768)
    Taxes                         (238)         871        3,321        4,198
              Net Income          $863         $673       $7,099       $3,997
                              2.5%         2.2%         5.9%         5.3%
    Weighted Shares
       Basic                 5,504,106    5,401,549    5,490,475    5,248,222
       Fully Diluted         6,001,239    5,585,422    5,984,933    5,470,630
    Earnings Per Share
       Basic                     $0.16        $0.13        $1.29        $0.76
       Fully Diluted             $0.16        $0.12        $1.23        $0.73

    Balance Sheet - Certain balance sheet data is listed below:
    Balance Sheet Data      As of September 30, 2003   As of December 31, 2002
    Current Assets                   $172,400                  $134,415
    Total Assets                     $210,678                  $168,168
    Current Liabilities               $98,488                   $74,382
    Working Capital                   $73,912                   $60,033
    Long Term Liabilities             $10,478                    $7,272
    Stockholders' Equity             $101,712                   $86,514

    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "Allied performed as expected in the third quarter and is positioned to deliver good results for fiscal 2003. These results are a reflection on the continued performance and success of our European subsidiaries. They are exceeding their performance from 2002, benefiting from production efficiencies that improved their profitability. Diversification efforts at both Belgian companies are achieving outstanding results and we anticipate additional gains in the fourth quarter and next year."
    "Despite challenges at NS Microwave due to order delays, the outlook is improving rapidly. Orders are coming in and NS Microwave is working hard to complete and ship all orders possible before year-end."
    "Allied is doing everything possible to position its U.S. subsidiaries for profitability. All directors, as well as management, have a directive to assist in that endeavor. I am optimistic about Allied's future and confident our prospects for continued growth are on the right track," concluded Major General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)
    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

    For more Information, please visit the Company web site:
www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc.

SOURCE  Allied Defense Group, Inc.,
    -0-                             11/05/2003
    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com/
    (ADG)
CO:  Allied Defense Group, Inc.; Allied Research Corporation
ST:  Virginia
IN:  ARO
SU:  ERN